EXHIBIT 4.3
SIMILARITY VECTOR TECHNOLOGIES (SIVTECH) LIMITED
Rules of Share Option Scheme
O’DONNELL SWEENEY
Solicitors
The Earlsfort Centre Earlsfort Terrace

Dublin 2
TABLE OF CONTENTS

1. ESTABLISHMENT

2. DEFINITIONS

3. ELIGIBILITY FOR PARTICIPATION

4. LIMITATIONS

5. GRANT OF OPTIONS

6. OPTION PRICE

7. PERIODS FOR EXERCISE OF OPTIONS

8. PROCEDURES ON EXERCISE OF OPTIONS

9. SALE AND LOSS OF OPTIONS AND SHARES

10. TRANSFER OF SHARES

11. DEATH, DISABILITY AND TRANSMISSION OF RIGHTS

12. MERGER, TAKEOVER OR OTHER REORGANISATION

13. BONUS ISSUES

14. RIGHTS ISSUES

15. SAME TIME FOR GRANT AND EXERCISE

16. EXCHANGE OF CERTIFICATES

17. NO SHARE ISSUES AT A DISCOUNT

18. LIQUIDATION

19. ALTERATIONS

20. OBLIGATION TO KEEP UNISSUED CAPITAL

21. TERMINATION

SIMILARITY VECTOR TECHNOLOGIES (SIVTECH) LIMITED
Share Option Scheme
Rules
1.0	ESTABLISHMENT

The Scheme is established by an Ordinary Resolution of the Company passed on 27 September 2002 and amended by a resolution of the Board and an ordinary resolution of the Company passed on 2005. The purpose of the Scheme is to provide for the granting of share options to Directors and Employees of the Company, and such other persons as the Board may in its absolute discretion decide, in accordance with the provisions of these Rules.

2.0	DEFINITIONS AND INTERPRETATION

2.1	In the Scheme the following expressions bear the following meanings:-

the “Adoption Date”	means the date on which the Scheme is adopted by the Company;

“Articles”	means the articles of association of the Company as adopted from time to time;

the “Auditors”	means the Auditors for the time being of the Company;

the “Board”	means the Board of Directors for the time being of the Company or the Directors present at a duly convened meeting of the Directors at which a quorum is present or a duly constituted committee of such a Board;

the “Company”	means Similarity Vector Technologies (Sivtech) Limited;

“Director”	means a director for the time being of the Company;

“Disability”	means genuine inability to work due to accident, ill health or mental incapacity for a period of six months or more;

“Employee”	means an employee of the Company;

the “Exercise Period”	means the period from the date upon which the Option becomes an Exerciseable Option until the Expiration Date of the Option;

“Exerciseable Option”	means an Option, the Vesting Events pertaining to which have been satisfied;

“Expiration Date”	means the date specified in Rule 4.1;

“Fair Market Value”	means the market value of the Shapes at the date of cessation as shall be certified by a partner of the Auditors (or if no such partner is willing to so certify) any independent and appropriately qualified person nominated by a partner of the Auditors, to be, in his opinion, the market value, or, if higher, the Option Price paid for the Shares;

“Financial Period”	means a twelve month period ending on the 31st December;

“Management Agreement”	means an agreement between the relevant Participant, the Manager and the Company pursuant to which the Manager shall hold all shares issued upon the exercise of an Option on behalf of the relevant Participant in a form approved by the Board;

“Manager”	means Sivtech Nominees Limited or any other subsidiary of the Company designated by the Board from time to time;

“Nominated Person”	means a person who shall have been nominated for the purpose of the Scheme pursuant to Rule 3.1;

“Option”	means an option to subscribe for Shares granted;

“Option Certificate”	means a certificate evidencing an Option in the form set out in Appendix 2 hereto;

“Option Price”	means the price at which Shares may be subscribed on exercise of an Option (as same may be adjusted in accordance with Rules 13 and 14);

“Participant”	means any Nominated Person who is for the time being a holder of an Option or of Shares held pursuant to the exercise of Option rights;

“Participation Agreement”	means the Agreement between the Company and a Nominated Person in the form set out in Appendix 1 hereto under which he agrees to be bound by the Rules and the Articles of Association of the Company;

“Qualifying IPO”	means the closing of an underwritten public offering of Ordinary Shares of the Company on a recognised stock exchange approved as necessary, at a public offering valuation of not less than €40 million and with net proceeds to the Company of not less than €10 million;

the “Remuneration Committee”	a remuneration committee of the Board, established by the Board;

the “Rules”	means these Rules as the same from time to time may be amended and for the time being may be in force, and reference herein to specific rules hereof shall be construed accordingly;

the “Scheme”	means the Company Share Option Scheme consisting of these presents as amended from time to time in accordance with the provisions in that regard herein contained;

“Shares”	means B Ordinary Shares of €0.012 each in the capital of the Company;

“Transfer Notice”	has the meaning ascribed thereto in the Articles;

“Vesting Event”	means an event as to the duration of employment with the Company of the Nominated Person who is the holder of the

Share Option or the attainment of a financial or other condition expressed to be a Vesting Event on an Option Certificate.
2.2	Any expressions in the singular shall include the plural and vice versa.

2.3	The headings are for ease of reference only and shall not in any way affect the interpretation hereof.

2.4	Any reference to a statutory provision shall be deemed to include a reference to any statutory modifications or re-enactment thereof.

2.5	Any reference in this Scheme to a “Participant” and the shares held by any Participant shall, where the relevant shares are held by the Manager on behalf of a Participant and the context so requires, be to the Manager and such shares held by the Manager.

3.0	ELIGIBILITY FOR PARTICIPATION

3.1	Power of Board

The Scheme is available to Directors and Employees of the Company from time to time, and such other persons as the Board may in its absolute discretion decide, who shall be nominated for the purpose by the Board.

3.2	Absolute Discretion

Subject to the provisions of Rule 3.1 the Board shall at its absolute discretion determine whether or not a person is a Director or an Employee of the Company.

3.3	No Right

No person shall be entitled as of right to participate in the Scheme and the decision as to who shall have the opportunity of participating and the extent of his participation will, subject to the Scheme, be made by the Board in its absolute discretion. Furthermore, no Nominated Person shall be entitled to participate in the Scheme until he/she has entered into a Participation Agreement.

4.0	LIMITATIONS

4.1	Limit on Exercise

No Option granted under this Scheme shall be exercised more than seven years after the date of grant of the Option.

4.2	Overall Limits for Scheme at Adoption Date

The maximum number of Shares which may be issued by the Company under this Scheme shall be 2,300,000.

5.0	GRANT OF OPTIONS

5.1	Power to Grant

Subject to the provisions of Rule 5.5, the Board may on behalf of the Company grant Options to Nominated Persons within 5 years of the Adoption Date. Each Nominated Person shall be granted an Option over a maximum number of Shares to be fixed by the Remuneration Committee at its discretion (subject to Rule 4.2) exercisable subject to satisfaction of any Vesting Events set forth in the Option Certificate issued to the Nominated Person.

5.2	Consideration

Any Option so granted shall be conditional upon the grantee paying to the Company (on or before such date as the Board may at its discretion specify) the consideration payable for such Option which shall not exceed €1.00.

5.3	Non-Assignable

Any Options so granted shall be personal to the grantee and non-assignable, subject to Rules 9, 11 and 12 below.

5.4	Participation Agreements and Certificates

As soon as practicable after nomination by the Board in accordance with Rule 3.1 each Nominated Person shall enter into a Participation Agreement with the Company agreeing to be bound by the Rules and the Vesting Events and the Articles of Association of the Company from time to time and shall then receive an Option Certificate from the Company.

5.5	Employees with Two Years to Retirement

An Option shall not be granted to any of the persons who qualify under Rule 3.1 hereof if any such person is within two years of the date upon which he would normally be expected to retire.

6.0	OPTION PRICE
6.1	The Option Price shall be at the discretion of the Board and, in any event, shall never be less than the nominal value of the Shares which are the subject of the Option.

7.0	PERIODS FOR EXERCISE OF OPTIONS

7.1	An Option may not be exercised later than seven years after the Option was granted. An Option shall expire immediately after the 10th anniversary of the Adoption Date. An Option may be exercised during the Exercise Period subject to satisfaction of any Vesting Events pertaining to it. The Board may, at its sole discretion, prohibit a Participant from disposing of Shares granted hereunder for a specified period of time from the date of issue to him of such Shares and such a prohibition shall be included in the Option Certificate.

8.0	PROCEDURES ON EXERCISE OF OPTIONS

8.1	Upon the exercise of an Option in whole or in part the Participant shall serve a notice in writing on the Company stating the number of Shares for which he wishes to subscribe and shall at the same time deliver an executed counterpart of a Management Agreement to the Company and pay the Option Price as set out in the Option Certificate by way of bank draft to the Company and shall deliver the Option Certificate to the Company. Provided that any Vesting Events have been satisfied the Company shall issue the appropriate number of Shares to the Manager, deliver a share certificate to the Manager, confirm in writing to the Participant that this issue has taken place and deliver to the Participant any appropriate balance Option Certificate.

8.2	All Shares issued on any exercise of an Option shall rank pari passu in all respects with the Shares already in issue save that they will not rank for dividends in respect of any Financial Periods already completed before the date of issue of the Shares.

8.3	The Board may, at its absolute discretion, waive the obligation on any Participant to enter into a Management Agreement and in such circumstances, shares shall be issued under Rule 8.1 to the Participant himself.

9.0	SALE AND LOSS OF OPTIONS AND SHARES

9.1	Subject always to Rule 11 (Death, Disability and Transmission of Rights), in the event of a Participant ceasing to be an employee or a Director, of the Company then:-
(i)	in the case of retirement or amicable agreement with the Board:-
(1)	he may be required by the Board by notice in writing within 60 days of the date of such cessation to serve a Transfer Notice under Article 13(a)(i) of the Articles in respect of any Shares issued pursuant to the Scheme, held by him, or on his behalf, at the date of such cessation (including those held as a result of his exercise of Options in accordance with Rule 9.1 (i) (2) below), and such Transfer Notice shall specify Fair Market Value as the Sale Price in respect of the relevant shares and the Company or such other person or persons as the Board may by notice in writing to the relevant Participant designate as the Proposed Transferee (“Sale Price” and “Proposed Transferee” respectively having the meanings ascribed thereto in the Articles); and

(2)	he shall be entitled, during the period of 30 days from the date of such cessation, to exercise all unexercised Exercisable Options held by him on the date of such cessation; and

(3)	all unexercised Options, other than Exercisable Options, held by him on the date of such cessation shall expire.
(ii)	in all other circumstances:-
(1)	he may be required by the Board by notice in writing within 60 days of the date of such cessation to serve a Transfer Notice under Article 13(a)(i) of the Articles in respect of any Shares, issued pursuant to the Scheme, held by him or on his behalf at the date of such cessation and such Transfer Notice shall specify the nominal value of such shares as the Sale Price and the Company or such other person or persons as the Board may by notice in writing to the relevant Participant designate as the Proposed Transferee (“Sale Price” and “Proposed Transferee” respectively having the meanings ascribed thereto in the Articles);

(2)	all unexercised Exerciseable Options held by him on the date of such cessation shall expire; and

(3)	all unexercised Options, other than Exercisable Options, held by him on the date of such cessation shall expire.
9.2	Should any Participant fail to give a Transfer Notice required to be given under Rule 9.1 within 30 days of the service of notice pursuant to, as the case may be, Rule 9.1(i) or Rule 9.1(ii) such Transfer Notice shall for the purposes of Article 13 of the Articles, be deemed to have been given.

10.0	TRANSFER OF SHARES

10.1	A Participant may only transfer Shares issued to him under this Scheme in accordance with the Articles of Association of the Company.

11.0	DEATH, DISABILITY AND TRANSMISSION OF RIGHTS

11.1	In the event of a Participant ceasing to be an employee, or a Director, of the Company by reason of death or Disability, then:-
(i)	the personal representative or the committee (as the case may be) of such Participant, or the Participant himself (in the case of Disability), shall be entitled for the duration of the Scheme from the date of such cessation, subject to Rule 4.1, to exercise all rights in respect of any Shares the subject of this Scheme and any Exerciseable Options (which shall include any Options which become Exerciseable pursuant to Rule 11.1 (ii) below) held by the Participant in question on the date of cessation;

(ii)	in the event that such Participant holds unexerciseable Options on the date of cessation, for a period of twelve months from the date of such cessation the Participant shall continue to be treated as a Participant for the purpose only of satisfaction of Vesting Events attaching to such Options; and

(iii)	for the avoidance of doubt, on the expiry of twelve months from the date of such cessation, all Options, other than Exerciseable Options, shall expire, but, save for this provision, the Scheme shall not permit a Nominated Person or a Participant to transfer any rights under the Scheme.
12.0	MERGER, TAKEOVER OR OTHER REORGANISATION

12.1	In the event that the Company is a party to a merger, takeover or other reorganisation including but not limited to a court sanctioned compromise or arrangement or there is a proposal to acquire the entire issued share capital of the Company (a “Relevant Event”), or the Board considers any of such events may occur, the Board shall be entitled (without the Participants consent unless the Board otherwise requires) at its discretion and notwithstanding anything contained in the Scheme:
(i)	to request Participants to exercise vested Options held in relation to the whole or a specified portion of the Shares to which such Options relate and in respect of which such Options have vested and are exercisable and within such time or times and subject to any other conditions or limitations as the Board may at its discretion determine. If a Participant does not comply with any such request such Options shall lapse and cease to be exercisable upon the expiry of the time specified for exercise by the Board. The Board shall not make any request under this clause 12.1(i) unless the terms of the Relevant Event to which such request relates provide that Participant will receive consideration per Share specified in such request which exceeds the Option Price payable in respect of such Share;

(ii)	to agree that outstanding Options will be assumed or substituted by the successor company or its holding company (or ultimate parent) (or the acquiring company or its holding company (or ultimate parent) where a takeover or other acquisition occurs) for options which are equivalent in value and subject to equivalent vesting periods to the Options originally granted under the Scheme but which relate to shares in the successor company or its holding company (or ultimate parent)(or the acquiring company or its holding company (or ultimate parent) where a takeover or acquisition occurs);

(iii)	to arrange for the continuation by the Company of outstanding Options (if the Company is a successor company or an acquiring company in a takeover or acquisition);

(iv)	to make payment of a cash settlement to Participants equal, per Share in relation to which they hold vested Options or, at the discretion of the Board, unvested Options, to the difference between the amount to be paid for one Share or, as the case may be, any other share in the capital of or other security issued by the Company into which Shares may convert, under the agreement of merger, takeover or acquisition terms and the Option Price;

(v)	to agree to accelerate the vesting and exercisability of any outstanding Options;
and the Board may determine that any one or any combination of the above shall occur.
13.0	BONUS ISSUES

13.1	In the event of an allotment of Shares being made to holders of Shares credited as fully paid up and by way of capitalisation of reserves or a consolidation or subdivision or a reduction of the share capital of the Company each Participant shall surrender every Option held by him which has not been entirely exercised. The Company shall grant in its place an Option at the same total Option Price and in all other respects on identical terms in respect of such number of Shares that the ratio between that number of Shares and the total number of issued Shares shall be the same as the ratio between the number of Shares to which the surrendered Option (or as the case may be the unexercised portion thereof) related and the total number of issued Shares immediately prior to the said allotment by way of capitalisation of reserves or consolidation or subdivision or reduction of the share capital of the Company.

14.0	RIGHTS ISSUES

14.1	In the event of holders of Shares being granted rights to subscribe for further shares (such rights being related to the number of Shares held by them respectively) the Board shall at its absolute discretion decide whether the granting of such rights and the subscriptions made thereunder shall result in any depletion in the value of each Share and in the event of the Board so deciding each Participant shall be entitled to surrender every Option held by him which has not been entirely exercised and to be granted in its place an Option at the same total Option Price and in all other respects on identical terms in respect of such number of Shares as shall in the opinion of the Board be appropriate having obtained the advice of the Auditors with regard to the said depletion in the value of each Share.

15.0	SAME TIME FOR GRANT AND EXERCISE

15.1	Any Option granted in place of a surrendered Option as aforesaid shall be exercisable at the same times as such surrendered Option and shall for all purposes of the Scheme be deemed (as from the date of granting thereof) to have been granted at the same time as such surrendered Option.

16.0	EXCHANGE OF CERTIFICATES

16.1	On any surrender of an Option as aforesaid the Participant shall deliver to the Company the Option Certificate in respect of the Option being surrendered and the Company shall deliver in exchange an Option Certificate in respect of the Option being granted in its place.

17.0	NO SHARE ISSUES AT A DISCOUNT

17.1	Notwithstanding anything herein contained no Option shall be granted to subscribe for any Shares at a discount to their par value.

18.0	LIQUIDATION

18.1	In the event of a Liquidator being appointed to the Company (save in the event of a Members’ Voluntary Winding Up) all Options shall ipso facto cease to be exercisable and (save to the extent, if at all, that the Board may prior to such liquidation at their absolute and uncontrolled discretion determine) Participants shall not be entitled to damages or other compensation of any kind.

19.0	ALTERATIONS

19.1	The Company may at any time by resolution of the Board vary, amend or revoke any of the provisions of the Scheme in such manner as may be thought fit PROVIDED THAT:-
(i)	the purposes of the Scheme shall not be altered;

(ii)	except with the sanction of the Company in General Meeting no alteration shall be made to the provisions of the Scheme which would have the effect of overriding any of the limitations specified in Rule 4 or reducing the minimum Option Price which may be determined by the Board; and

(iii)	no such variation, amendment or revocation shall increase the amount payable by any Participant or otherwise impose more onerous obligations on any Participant in respect of the exercise of an Option which has already been granted.
20.0	OBLIGATION TO KEEP UNISSUED CAPITAL

20.1	The Company shall keep unissued sufficient Shares to enable it to discharge its obligations under the Scheme and shall take all necessary steps (including the passing of Resolutions of the Company) to ensure that the Directors of the Company shall, at all times, be generally and unconditionally authorised to allot Shares pursuant to Options to Nominated Persons in accordance with the provisions of Section 20 Companies (Amendment) Act, 1983 or any statutory modification or re-enactment thereof.

21.0	TERMINATION

21.1	The Scheme may be terminated at any time by Ordinary Resolution of the Company.

21.2	Subsequent to any termination of the Scheme under Rule 21.1 the Company shall not grant any further Options but no such termination shall affect or modify any subsisting rights or obligations of the Participants in respect of any Options and notwithstanding such termination the Company shall continue to act, administer and manage the Scheme in accordance with its terms.